Exhibit 10.6

OPTION AGREEMENT

TO ACQUIRE MINING CONCESSION

Santa Rosa

This option agreement dated for reference 1st February 2008 is between Minera Farellón Limitada, a Chilean company with an office at Baldomero Lillo 3260, Vallenar, Huasco, III Region, Chile (“Farellón”), and Minera Polymet Limitada, a Chilean company formed by Red Lake Exploration, Inc., a Nevada corporation with a registered office at 711 South Carson Street, Suite 4, Carson City, Nevada 89701 (“Polymet”).

Whereas Farellón has an option to purchase the Santa Rosa mining holdings in Chile (“Property”) from Antolin Amadeo Crespo García, dated 10th September 2007, recorded in the register of the Conservador de Minas in Freirina on 13th September 2007, and attached as exhibit A (the “Crespo Agreement”), and has agreed to assign the Crespo Agreement to Polymet, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree that:

1.	Farellón grants Polymet the option to buy the Crespo Agreement on the following terms (“Option”):
a.	The Option begins on the date of this agreement and ends on 5th August 2008 (the “Term”).
b.
As consideration for granting the Option, Polymet will pay Farellón $9,500 when this agreement is signed and $8,500 per month on the fifth day of the month for five months ending on 5th July 2008, for a total payment of $52,000.

c.	During the Term, Polymet may conduct any exploration permitted by the Crespo agreement except extraction for exploitation.
d.	Farellón will pay any Property costs that are due during the Term and required to keep the Crespo Agreement in good standing, and Polymet will reimburse Farellón on request.
e.
Polymet can exercise the option at any time until the end of the Term by notifying Farellón in writing that it intends to exercise the Option and paying Farellón $50,000 by the close of business on 5th August 2008.

f.
The Option ends if Polymet fails to make any of the payments required during the Term or on 5th August 2008 if Polymet fails to notify Farellón that it intends to exercise the Option and pay the $50,000 due.

g.	All currency amounts are stated in United States dollars.

2.	Farellón
a.	may continue to mine the Property and exploit any minerals extracted during the Term and will pay Polymet a royalty equal to 5% of the net proceeds that it receives from Enami or other processor,
b.
will deliver to Polymet monthly statements disclosing the ore delivered for processing and the net proceeds realized from the sale by the end of the month in which Farellón receives its payment from Enami, and

c.	will pay the patentes due at the end of March 2008.

3.
When Farellón receives the exercise notice and payment required in paragraph 1.e), Farellón will irrevocably assign the Crespo Agreement to Polymet and Polymet will accept the assignment and assume all of Farellón’s rights and obligations under the Crespo Agreement as though Polymet were the original party to the Crespo Agreement.

4.
The parties will use their best efforts to ensure that the terms of this agreement are legalized in Chile and recorded in the register of the Conservador de Minas in Freirina as soon as reasonably possible.  In the case of any conflict between the provisions of this agreement and the provisions of the agreement recorded in Freirina, the terms of the agreement recorded in Freirina govern.

5.	Farellón represents and warrants to Polymet that:
a.	It is duly formed under the laws of Chile and has the authority and right to assign the Crespo Agreement.
b.	It has made all of the payments required and fulfilled all other obligations under the Crespo Agreement to the date of this agreement.
c.	It has not assigned any interest in the Crespo Agreement to any other party.
d.	The Crespo Agreement is in good standing and free of any claims or potential claims from third parties as of the date of this agreement.

6.	Polymet represents and warrants that it is duly formed under the laws of Chile and has the authority to make this agreement.

7.	Time is of the essence of this agreement and of any amendment to it.

8.	If either party must perform under this agreement on a day that is not a business day in Chile, then the party must perform on the next business day in Chile.

9.
Any notice that must be given under this agreement must be in writing and delivered by hand or overnight courier to the party at the address given for the party on page 1or transmitted by fax or email to the fax number or email address that the parties will give each other.  Notice is deemed to have been received when it is delivered or transmitted if it is delivered or transmitted during normal business hours in Chile and on the next business day if it is delivered or transmitted outside of normal business hours.

10.	This agreement is the entire agreement between the parties and its terms may be waived or amended only in writing. No waiver of any term operates to waive any other term.

11.	This agreement does not create a partnership or joint venture or any other kind of business association between the parties and neither party has the power to bind the other in any way.

12.	Polymet may not assign its interest in this agreement without Farellón’s written consent.

13.	This agreement is binding on the parties and upon their respective successors and assigns.

14.	This agreement must be construed in accordance with the laws of Chile on the same terms as provided in the Purchase Agreement.

15.
No finding by a court of competent jurisdiction that any provision of this agreement is invalid, illegal, or otherwise unenforceable operates to impair or affect the remaining provisions which remain effective and enforceable.

16.	This agreement may be signed in counterparts and delivered to the parties by any means; and the counterparts together are deemed to be one original document.

The parties’ signatures below are evidence of their agreement.

Minera Farellón Limitada	Minera Polymet Limitada

/s/ Kevin Robert Mitchell	/s/ Kevin Robert Mitchell
Kevin Robert Mitchell Signed on February 1, 2008	Kevin Robert Mitchell Signed on February 1, 2008

2